                                                                    Exhibit 11.1

              PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES
                                 EXHIBIT 11.1
                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE

                                   Years Ended December 31,                 June 30, 1997
                             ---------------------------------------    -------------------------
                                1996          1995          1994           1997          1996
                             -----------   -----------   -----------    -----------   -----------
    PRIMARY
Net income for
 primary income
 per common share
 before
 extraordinary item          $ 3,549,400   $ 1,481,500   $   921,600    $ 3,909,500   $ 1,939,900
Net income for
 primary income
 per common share            $ 3,549,400   $ 1,481,500   $   921,600    $ 3,909,500   $ 1,939,900
Weighted average
 number of common
 shares outstanding
 during the year              10,449,137    11,056,441    10,878,601     10,482,107    10,448,404

Add - common
 equivalent shares
 (determined using
 the "treasury stock"
 method) representing
 shares issuable upon
 exercise of employee
 stock options                 1,124,292       550,249     1,111,896      1,217,580       914,841

  Weighted average
  number of shares
  used in calculation
  of primary
  income per share            11,573,429    11,606,690    11,990,497     11,699,687    11,363,245

Primary
income per share             $       .31   $       .13   $       .08    $       .33   $       .17

  FULLY DILUTED

Net income for
 primary income
 per common share            $ 3,549,400   $ 1,481,500   $   921,600    $ 3,909,500   $ 1,939,900

      Net income for
       fully diluted
       net income
       per share             $ 3,549,400   $ 1,481,500   $   921,600    $ 3,909,500   $ 1,939,900

      Weighted average
      number of shares
      used in calculating
      primary income
      per common share        11,573,429    11,606,690    11,990,497     11,699,687    11,363,245

  Shares issuable upon
    exercise of stock
    options used in primary
    calculation above         (1,124,292)     (550,249)   (1,111,896)    (1,217,580)     (914,841)

  Shares issuable for fully
    diluted calculation        1,327,038       880,689     1,111,896      1,272,582     1,149,366

      Weighted average
       number of shares
       used in calculation
       of fully diluted
       income per share       11,776,175    11,937,130    11,990,497     11,754,689    11,597,770

Fully diluted earnings
 per share                   $       .30   $       .12   $       .08    $       .33   $       .17
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